EXHIBIT 99.1

News Release

QEP RESOURCES ANNOUNCES TERMINATION OF SHAREHOLDER RIGHTS PLAN

DENVER, Feb. 14, 2012 /PRNewswire/ -- QEP Resources, Inc. (NYSE: QEP) announced today that its Board of Directors has approved an amendment to the Rights Agreement for its Shareholder Rights Plan to accelerate the final expiration date of the Rights to April 1, 2012.  The Rights had been slated to expire on June 30, 2013.  As a result of the amendment, as of the close of business on April 1, 2012, the Rights will no longer be outstanding and will not be exercisable, and the Rights Agreement will effectively terminate.  Shareholders do not need to take any action as a result of this termination.

“Our board took this action in response to shareholder concerns about the Rights Plan,” said Chuck Stanley, President and CEO.  “Last year the board agreed that it would either put the Rights Plan to a vote at the 2012 Annual Meeting, or eliminate the Plan.  After careful consideration, the board determined that terminating the Plan was appropriate at this time.”

About QEP Resources, Inc.

QEP Resources is a leading independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent regions of the United States. QEP Resources also gathers, compresses, treats, processes and stores natural gas.

For more information, visit the QEP Resources website at: www.qepres.com.

SOURCE QEP Resources, Inc.